UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report: April 13, 2015

(Date of earliest event reported)

UNIVERSAL HOSPITAL SERVICES, INC.

(Exact name of registrant as specified in its charter)

Commission File Number: 000-20086

Delaware	41-0760940
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

6625 West 78th Street, Suite 300

Minneapolis, Minnesota 55439-2604

(Address of principal executive offices, including zip code)

952-893-3200

(Registrant’s telephone number, including area code)

Not applicable

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.                                        Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           Effective April 13, 2015 Mr. John Workman was appointed as Chairman of the Board and Chairman of the Audit Committee of the Company.  Previously, on November 5, 2014, the Board of the Company elected John Workman to serve as a Director and Chair of the Audit Committee.

As compensation for his services as Chairman of the Board of Directors and Chair of the Audit Committee, Mr. Workman will receive:

•                                          $100,000 in fixed annual cash compensation for his service as Chairman of the Board for Company.

•                                          $20,000 in fixed annual cash compensation for his service as Chair of the Audit Committee.

•                                          On March 17, 2015, Mr. Workman received a grant of 300,000 nonqualified stock options for the purchase of shares of common stock of UHS Holdco, Inc. (Company’s parent) at a price of $0.71 per share pursuant to the 2007 Stock Option Plan and the option agreement to be entered into between Mr. Workman and UHS Holdco, Inc.

•                                          Reimbursement of reasonable expenses in connection with Board-related activities.

Similar to the Company’s other directors and executive officers, Mr. Workman will be indemnified against certain claims or liabilities arising out of the performance of his duties by insurance and the applicable provisions of the Company’s Certificate of Incorporation and By-Laws.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Universal Hospital Services, Inc.

By:	/s/ James B. Pekarek
James B. Pekarek
Executive Vice President and Chief Financial Officer

Date: April 13, 2015